Exhibit 99.1

April 7, 2014

Dear Shareholders:

The Board of Directors of Wilson Bank Holding Company would like to share our first quarter of 2014 results with you. The assets of your bank, as of March 31, 2014, were $1.8 billion representing an increase of $53 million or 3% since December 31, 2013.

Net earnings for the first quarter of 2014 were $4.17 million, representing a $1.2 million, or 40%, increase over the first quarter of 2013. We continue to see great opportunities for our 26 locations and great improvements in our local economy.

We are nearing completion of our new Donelson Office with a “Grand Opening” scheduled for Sunday, June 1, 2014 from Noon until 2:30 P.M. In addition, during the first quarter of 2014 we purchased land in Murfreesboro, TN on Hwy. 96 in front of Publix Super Market for a future location. We are continuing to look for additional opportunities in other areas.

We are continuing to prioritize new technology and products. We have seen tremendous growth in our Money Desk Top, Mobile Check Deposit, Connect, On-Line Account Opening and Kasasa. Our management team remains focused on keeping your bank on the cutting edge.

The price of your investment per share as of March 31, 2014 was $46.25. The demand for our stock remains strong and the return on equity for the first quarter was $9.44 per share.

Be sure to mark your calendar for the Annual Stockholder Picnic on Tuesday, May 13, 2014 at 5:00 P.M. at the Main Office. We deeply thank you for your investment and support.

Sincerely yours,

/s/ Randall Clemons	/s/ Harold R. Patton
Randall Clemons	Harold R. Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company